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                       AMENDED AND RESTATED

                   CERTIFICATE OF INCORPORATION

                                OF

                          qinnet.com, Inc.

(Originally incorporated as Specialists Inc. in Delaware on May 31, 1989)

     The undersigned, as President and a director of Qinnet.com, Inc. (the "Corporation"), does hereby certify that this Restated Certificate of Incorporation, which restates and integrates and further amends the certificate of incorporation of the Corporation, as previously amended, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware:

     The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

                        ARTICLE I.  NAME(1)

     The name of the Corporation is Q-Net Technologies, Inc.

((1) If the stockholders do not approve the change of the Corporation's name to Q-Net Technologies, Inc., Article I of the Amended and Restated Certificate of Incorporation will read as follows: "The name of the Corporation is Qinnet.com, Inc.")

       ARTICLE II.  REGISTERED OFFICE AND REGISTERED AGENT

	The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of
Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                      ARTICLE III.  PURPOSE

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                ARTICLE IV.  CAPITAL STOCK(2), (3)

     The aggregate number of shares that the Corporation will have authority to issue is Two Hundred Million (200,000,000), of which One Hundred Million (100,000,000) shares

                               -1-

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will be common stock, with a par value of $0.00001 per share, and
One Hundred Million (100,000,000) shares will be preferred stock, with a par value of $0.00001 per share.

     The Board of Directors is authorized, subject to limitations prescribed in this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board with respect to each series will include, but not be limited to, the following:

          (1) The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

          (2) The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (3) Whether that series will have voting rights, in addition to the voting rights required by law, and, if so, the terms of such voting rights;

          (4) Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events (if any) as the Board of Directors determines;

          (5) Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (6) Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

          (8) Any other relative rights, powers, preferences and limitations of that series.

((2) If the stockholders do not approve the increase to the number of authorized shares of common stock to 100,000,000 shares of common stock, then the Amended and Restated Certificate of Incorporation will authorize 50,000,000 shares of common stock.)

((3) If the stockholders do not approve the creation of a class of preferred stock, then the Amended and Restated Certificate of Incorporation will not authorize any shares of preferred stock.)

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                     ARTICLE V.  BY-LAWS(4)

     The Board of Directors is authorized to adopt, amend or repeal by-laws of the Corporation, provided that the power of the Board of Directors to adopt, amend and repeal by-laws of the Corporation shall not limit the power of the stockholders to adopt, amend or repeal by-laws.

((4) If the stockholders do not approve the authorization of the Board of Directors to adopt, amend or repeal by-laws, then the Amended and Restated Certificate of Incorporation will not authorize the Board of Directors to adopt, amend or repeal by-laws and will not include this Article V.)

                     ARTICLE VI.  DURATION

     The period of duration of the Corporation is perpetual.

              ARTICLE VII.  ELECTION OF DIRECTORS

     Elections of directors of the Corporation need not be by written ballot unless the By-Laws of the Corporation so provide.

            ARTICLE VIII.  MEETINGS OF SHAREHOLDERS

     Meetings of shareholders of the Corporation may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide.

                    ARTICLE IX.  AMENDMENTS

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the Delaware statutes, and all rights conferred upon shareholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed and attested by the undersigned, its President and a Director, this ____ day of August, 2001.


                                         qinnet.com, Inc.


                                      By: ----------------------
                                          Weiguo Lang
                                          Director and President